Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-259568) on Form S-8 of our reports dated February 29, 2024, with respect to the consolidated financial statements of Enact Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Raleigh, North Carolina
February 29, 2024